UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2005

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

825 Berkshire Blvd., Suite 200 Wyomissing Professional Center Wyomissing, PA		19610
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (610) 373-2400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On June 20, 2005, Penn National Gaming, Inc. (“Penn”) entered into an Agreement to Execute Securities Purchase Agreement (the “Agreement to Execute”) with Columbia Sussex Corporation (“Columbia Sussex”) and CP Baton Rouge Casino, L.L.C., a subsidiary of Columbia Sussex (“Buyer”).  The Agreement to Execute specifies that, pursuant to the terms and conditions specified therein, and immediately following the effective time of Penn’s acquisition of Argosy Gaming Company (“Argosy”) pursuant to the previously announced merger agreement among Penn, Thoroughbred Acquisition Corp. and Argosy, Argosy, Buyer and Columbia Sussex will execute a Securities Purchase Agreement (the “SPA”) whereby Buyer will acquire all of Argosy’s interests in the Argosy Casino Baton Rouge property for a purchase price of $150 million in cash, subject to a closing working capital adjustment.  Upon the execution of the Agreement to Execute, Buyer made a deposit of $15 million toward the purchase price.  Columbia Sussex has guaranteed the payment and performance of Buyer’s obligations under the Agreement to Execute and the SPA.  The sale of the Argosy Casino Baton Rouge is not conditioned on the receipt of financing by Buyer or Columbia Sussex, however, it is subject to regulatory approvals and other customary closing conditions.  The Agreement to Execute is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Penn previously reported that it was continuing to work with various state gaming boards and the Federal Trade Commission to obtain their required approvals to complete Penn’s acquisition of Argosy and that it elected to divest Argosy Casino-Baton Rouge to expedite securing necessary approvals.

Item 9.01.                                          Financial Statements and Exhibits.

(c)  Exhibits

Exhibit 10.1	Agreement to Execute Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN NATIONAL GAMING, INC. (Registrant)

	By:	/s/ Robert S. Ippolito
Date: June 22, 2005		Robert S. Ippolito
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.

10.1	Agreement to Execute Securities Purchase Agreement.